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                                                                    Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option/Stock Issuance Plan and to the Employee Stock Purchase Plan of Radiance Medical Systems, Inc. of our report dated February 18, 1999, except for the fifth paragraph of Note 1, as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of Radiance Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                          /s/ ERNST & YOUNG LLP

Orange County, California
December 19, 2000